Exhibit 10.02

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE
This Confidential Separation Agreement and Release ("Agreement") is made by and between Kevin Lundquist ("Employee") and Capso Vision, Inc., a Delaware corporation (the "Company") (collectively referred to as the "Parties" or individually referred to as a "Party").
RECITALS
WHEREAS, Employee has been employed by the Company;
WHEREAS, Employee signed an offer letter with the Company on October 28, 2024, for employment commencing November 1, 2024 (the "Offer Letter");
WHEREAS, Employee signed an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company on November 6, 2024 (the "Confidentiality Agreement");
WHEREAS, Employee's employment with the Company terminated effective as of August 27, 2025 (the "Termination Date"), and Employee resigned as the Chief Financial Officer of the Company on the Termination Date;
WHEREAS, Employee has agreed to provide certain transition services for six months following the Termination Date;
WHEREAS, the Company has agreed to (i) provide certain severance; and (ii) amend the Stock Option Agreement dated as of November 13, 2024, by and between Employee and the Company (the "Stock Option Agreement") to (A) allow for vesting of 86,806 shares (the "Shares") subject to the Option Agreement that would otherwise not have vested ( calculated taking account the recent 1-for-3.33 reverse stock split), and (B) extend the period during which Employee may exercise the Option Agreement following termination of service; and
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee's employment with or separation from the Company.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
COVENANTS
1.    Consideration
a. In consideration for Employee entering into and not revoking this Agreement, the Company and Employee agree that:

i. Subject to the approval of the Board of Directors of the Company, the Stock Option Agreement shall be deemed amended as follows:
(A)The paragraph entitled "Vesting Schedule" set forth in Section I of the Notice of Stock Option Grant attached to the Stock Option Agreement shall be amended and restated in its entirety as follows:
"This Option shall be vested according to the following vesting schedule: 86,806 Shares shall be deemed vested as of August 1, 2025, and as of such date the remaining 329,860 Shares shall remain unvested and unexercisable, and shall return to the Company's 2005 Stock Plan (and be available for grants thereunder or under any successor plan)."
(B)    Section 1.3 of the Stock Option Agreement shall be amended and restated in its entirety as follows:
"3. Term. Optionee may not exercise the Option before the commencement of its term or after its term expires. During the term of the Option, Optionee may only exercise the Option to the extent vested. The term of the Option commences on the Date of Grant and expires on the earlier of (a) September 1, 2028, (b) immediately prior to the close of certain Corporate Transactions, pursuant to Section 13 of the Plan, and (c) upon breach by Optionee of Optionee's duties and obligations under the At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement dated as of November 6, 2024 executed by Optionee, or the Confidential Separation and Release Agreement dated on or around August 27, 2025, by and between the Company and Optionee; provided that other than in the event of a Corporation Transaction, Optionee shall not sell, transfer, pledge or assign any of the Shares prior to September 1, 2026."
ii.The Company will pay Employee severance equal to Employee's current salary of $27,083.33 per month, less applicable withholdings, for the six-month period beginning September l, 2025 and ending February 28, 2026, in accordance with the Company's normal payroll schedule and procedures; provided that Employee has not revoked the release of claims hereunder and does not breach this Agreement or the Consulting Agreement ( defined below).
iii.The Company will pay Employee an additional amount equal to$33,333.33, less applicable withholdings (which is equal to ten-twelfths of $40,000), within ten business days following the Effective Date (as defined below); provided that Employee has not revoked the release of claims hereunder and does not breach this Agreement or the Consulting Agreement.
b.Employee shall be paid for all wages and vacation accrued through the Termination Date, subject to applicable withholding, which shall constitute all salary, wages, bonuses, commissions and any and all other benefits due to Employee, notwithstanding any term in the Offer Letter or otherwise. Except as stated in this Agreement or as required by law, Employee's right to payments or benefits from Employer will cease on the Termination Date.
c.Employee shall be reimbursed for all approved reimbursable expenses through the Termination Date.
d. Payments and benefits provided under this Agreement will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company.

2. Transition Services. Employee and the Company shall enter into the Company's standard form of consulting agreement (the "Consulting Agreement") pursuant to which Employee shall be available to provide certain transition services as shall be mutually agreed upon, for the period commencing on the date hereof and ending February 28, 2026.
3. Benefits. Employee's health insurance benefits shall cease effective on the Termination Date, subject to Employee's right to continue Employee's health insurance under COBRA. Employee's participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options, and the accrual of bonuses ceased as of the Termination Date.
4. Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in Section 1 of this Agreement or as may be contemplated by the Consulting Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee, and there shall be no further vesting on account of any transition services.
5. Release of Claims. Employee agrees that the consideration set forth in Section 1 of this Agreement represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, subsidiaries, predecessor and successor corporations, and assigns, (collectively, the "Releasees"). Employee, on Employee's own behalf and on behalf of Employee's respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:
a. any and all claims relating to or arising from Employee's employment relationship with the Company and the termination of that relationship;
b. any and all claims relating to, or arising from, Employee's right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c. any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the California Family Rights Act, the California Labor Code, the California Workers' Compensation Act, the California Fair Employment and Housing Act, and the Florida Civil Rights Laws, each as amended to date;
e. any and all claims for violation of the federal or any state constitution;
f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
h. any and all claims for attorneys' fees and costs.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations set forth in Section 1 of this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not necessarily limited to, any Protected Activity (as defined below). This release does not extend to any right Employee may have to unemployment compensation benefits.
6.    Acknowledgment of Waiver of Claims under ADEA, OWBPA; Revocation Right.
a. Employee understands and has been advised that Employee's release of claims under Section 5 above is subject to the terms of the Older Workers Benefit Protection Act of 1990 ("OWBPA"). OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), unless the waiver is knowing and voluntary. Employee has been advised of these laws, and has signed this Agreement voluntarily and with full knowledge of its consequences. Employee specifically acknowledges that the release provisions in this Agreement apply to any and all rights Employee ever had, now has, or may in the future have under ADEA and all other laws dealing with age discrimination. Employee understands this means, among other things, that Employee is waiving Employee's rights, if any, to seek recovery for any alleged damages arising out of any type of claim for age discrimination against Employer with the Equal Employment Opportunity Commission, any state or local human rights agency, or any state or federal court.
b.Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee has been given the opportunity, and has been advised, to consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee's execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company's behalf that is received prior to the Effective Date.
c.Employee agrees and understands that he has a legal right to revoke his release of claims arising under ADEA at any time within seven (7) days after he signs this Agreement. If Employee wishes to revoke, Employee must do so in writing, delivered by hand or mail within seven (7) days of the date that Employee signs this Agreement, addressed to:
Johnny Wang, Chief Executive Officer
        Capso Vision, Inc.
18805 Cox A venue, Suite 250
Saratoga, CA 95070
Employee understands that, if Employee mails the revocation, it must be postmarked within the 7-day period, properly addressed as set forth above, and sent by certified mail, return-receipt requested. Employee also understands, however, that if Employee revokes his or her release of claims arising under ADEA, Employee will no longer be eligible to receive the consideration under Section l(a) above.
7. California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY IDM OR HER, WOULD HA VE MATERIALLY AFFECTED ms OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.
8. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee's name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee's own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
9. Application for Employment. Employee understands and agrees that, as a condition of this Agreement, Employee shall not be entitled to any employment with the Company, and Employee hereby waives any right, or alleged right, of employment or re-employment with the Company.

Employee further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company.
10. Confidentiality. Subject to Section 13 governing Protected Activity, Employee agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Separation Information"). Except as required by law, Employee may disclose Separation Information only to Employee's immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Employee's attorney(s), and Employee's accountant(s) and any professional tax advisor(s) to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Employee agrees that Employee will not publicize, directly or indirectly, any Separation Information. Employee acknowledges and agrees that the confidentiality of the Separation Information is of the essence. The Parties agree that if the Company proves that Employee breached this Confidentiality provision, the Company shall be entitled to an award of its costs spent enforcing this provision, including all reasonable attorneys' fees associated with the enforcement action, without regard to whether the Company can establish actual damages from Employee's breach, except to the extent that such breach constitutes a legal action by Employee that directly pertains to the ADEA. Any such individual breach or disclosure shall not excuse Employee from Employee's obligations hereunder, nor permit Employee to make additional disclosures. Employee warrants that Employee has not disclosed, orally or in writing, directly or indirectly, any of the Separation Information to any unauthorized party.
11. Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company's trade secrets and confidential and proprietary information, the return of Company documents, and nonsolicitation of Company employees. Employee's signature below constitutes Employee's certification under penalty of perjury that Employee has returned (or will do so within 3 days of the Effective Date) all documents and other items provided to Employee by the Company (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Employee), developed or obtained by Employee in connection with Employee's employment with the Company, or otherwise belonging to the Company.
12. No Cooperation. Subject to Section 13 governing Protected Activity, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.
13. Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any protected activity (a "Protected Activity"), including filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state, or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board ("Government Agencies"). Employee understands that in connection with such Protected Activity, Employee is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Employee further understands that "Protected Activity" does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Employee's right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if ( and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual's attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
14. Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company's human resources department, which shall use its best efforts to provide only the Employee's last position and dates of employment.
15. Breach: Injunctive Relief.
(a) In addition to the rights provided in the "Attorneys' Fees" section below, Employee acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement, shall entitle the Company immediately to (i) recover and/or cease providing the consideration provided to Employee under this Agreement, including that the Company may terminate the Stock Option Agreement and in the event the Stock Option Agreement has been exercised, to repurchase all of the Shares issued upon such exercise at a purchase price equal to the exercise price paid for the Shares; and (ii) to obtain damages, except as provided by law.
(b) Employee hereby acknowledges and agrees that in the event of any breach of the Confidentiality Agreement or Sections 10, 11, 12 or 14 of this Agreement by Employee, the Company will suffer irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Employee hereby agrees that in the event of such breach the Company shall be entitled to specific performance of Employee's obligations under this Agreement, as well as such further remedies at law or in equity as may be granted by a court of competent jurisdiction, without necessity of posting a bond.

16. No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.
17. Costs. The Parties shall each bear their own costs, attorneys' fees, and other fees incurred in connection with the preparation of this Agreement.
18. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the consideration provided to Employee or made on Employee's behalf under the terms of this Agreement, including the amendment of the Stock Option Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of local, state, and/or federal taxes on the consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee's failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys' fees and costs.
19. Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder ("Section 409A") and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section l.409A-2(b)(2) of the Treasury Regulations. The Company and Employee will work together in good faith to consider either (a) amendments to this Agreement; or (b) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Releasees reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A.
20. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee's own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
21. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
22. Attorneys' Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, (i) subject to clause (ii) below, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys, fees incurred in connection with such an action; and (ii) in the event the Company brings an action to enforce or effect its rights under Sections 10, 11, 12 or 14 of this Agreement, the Company shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys' fees incurred in connection with such an action, regardless of outcome.
23. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee's employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee's relationship with the Company, with the exception of the Confidentiality Agreement and the Stock Option Agreement, except as otherwise modified or superseded herein.
24. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company's Chief Executive Officer.
25. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in Santa Clara County in the State of California.
26. Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within twenty-one (21) days. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the "Effective Date").
27. Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.
28. Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee's claims against the Company and any of the other Releasees. Employee acknowledges that:
(a)    Employee has read this Agreement;
(b)    Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee's own choice or has elected not to retain legal counsel;
(c)    Employee understands the terms and consequences of this Agreement and of the releases it contains;
(d)    Employee is fully aware of the legal and binding effect of this Agreement; and

(e)    Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.
EMPLOYEE
Dated: September 3, 2025                     /s/ Kevin Lundquist
Kevin Lundquist
CAPSOVISION, INC
Dated: September 3, 2025                     /s/ Kang-Huai (Johnny) Wang
Johnny Wang